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                                                                     Exhibit 23

                             Accountant's Consent

The Board of Directors
Software AG Systems, Inc.

We consent to incorporation by reference in the registration statement of Software AG Systems, Inc. on Form S-8 (No. 333-44687) of our report dated March 5, 1999, with respect to the consolidated balance sheets of Software AG Systems, Inc. and subsidiaries (Successor) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, cash flows, and the related schedule for the year ended December 31, 1998 and the period from April 1, 1997 to December 31, 1997 (Successor periods), and the consolidated statements of operations, stockholders' equity and cash flows of Software AG Systems, Inc. and subsidiaries (a wholly owned subsidiary of Software AG, a German software company) (Predecessor) from January 1, 1997 to March 31, 1997 and the year ended December 31, 1996 (Predecessor periods), which report appears in the December 31, 1998, annual report on Form 10-K of Software AG Systems, Inc.

                                          KPMG LLP

Washington, D.C.
March 26, 1999